Exhibit 99.1

News Release

For Immediate Release

April 15, 2013

Approach Resources Inc.

Announces Preliminary Production for First Quarter 2013 and

Schedules First Quarter 2013 Conference Call for

Friday, May 3, 2013

Fort Worth, Texas, April 15, 2013—Approach Resources Inc. (NASDAQ: AREX) today announced preliminary production for first quarter 2013 of 754 MBoe (8.4 MBoe/d), compared to 654 MBoe (7.2 MBoe/d) produced in first quarter 2012, a 15% increase. Estimated oil production for first quarter 2013 increased 63% to 310 MBbls, compared to 191 MBbls produced in first quarter 2012. Estimated production for first quarter 2013 was 41% oil, 28% NGLs and 31% natural gas, compared to 29% oil, 33% NGLs and 38% natural gas in first quarter 2012.

As previously reported, estimated production for first quarter 2013 was impacted by a third-party NGL fractionation facility repair and maintenance, decreasing our average volumes by approximately 6.1 MBoe/d beginning the second week in March. As of April 6, 2013, substantially all production was back online. Turnaround activity for NGL fractionators along the Gulf Coast typically occurs during the spring season. We currently do not expect further downtime as a result of this activity, but will provide an update if conditions change.

Beginning April 3, 2013, we began flowing oil down our joint venture pipeline, which is a 38-mile pipeline primarily in Crockett and Reagan counties. We expect that the oil pipeline will enable the Company to efficiently transport our crude oil production to market, reduce our transportation differential and provide optionality for accessing markets with superior price realizations.

Conference Call Scheduled for May 3, 2013

Approach will host a conference call on Friday, May 3, 2013, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2013 financial and operating results. The Company plans to issue first quarter 2013 results after market close on Thursday, May 2, 2013.

To participate in the conference call, domestic participants should dial (866) 783-2138 and international participants should dial (857) 350-1597 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. The webcast will be archived for replay on the Company’s website until August 1, 2013.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 12626307.

INVESTOR CONTACT Megan P. Hays mhays@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 148,000 net acres. The Company’s estimated proved reserves as of December 31, 2012, total 95.5 million Boe, comprised of 39% oil, 30% NGLs and 31% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results of the Company, including production, volume and impact of production curtailment, transporting oil by pipeline, transportation differential and market access. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this release regarding production is preliminary and unaudited. Final results will be provided in our quarterly report on Form 10-Q for the three months ended March 31, 2013, to be filed on or before May 10, 2013.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

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